Exhibit 99.1

CSP Inc. REPORTS IMPROVING BUSINESS TRENDS DURING SECOND FISCAL QUARTER AS RECORD BACKLOG EXCEEDS $17 MILLION

Gross Margin Expansion Reflects Continued Demand for Higher Margin Products and Services

LOWELL, Mass., May 11, 2022 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, reported financial and operating results for the fiscal 2022 second quarter ended March 31, 2022, and provided a business update.

Second Quarter Operating Highlights and Recent Achievements

●	Services revenue grew 21% compared to the year-ago second quarter
●	Backlog as of March 31,2022 was a record $17.3 million, more than doubled compared to $7.8 million on March 31, 2021:
o	$13.0 million of the backlog is in the Technology Solutions (TS) business compared to $7 million year ago
o	$4.3 million of the backlog is in the High-Performance Product (HPP) business compared to $0.3 backlog a year ago
●	Gross margin expansion continued, up 4% over prior year, and lead to profitability of $0.03 per diluted share

“We had a strong fiscal second quarter as the demand for our products and services enabled us to increase the backlog to over $17 million, a significant rise compared to the year-ago, and a new record level,” said Victor Dellovo, Chief Executive Officer. “Moreover, the HPP business accounts for over $4 million of the backlog, whereas a year ago there was no backlog in the HPP business, clearly demonstrating the team is focused on delivering positive results. Furthermore, the $4 million backlog at the end of March represented just a handful of customers and I expect the backlog to increase over the next few months given the strength of the pipeline and several late-stage customer negotiations. The TS business, which represents the bulk of today’s business, continues to impress, and perform at an extremely high level. This quarter’s results included significant contributions from all three revenue sources - managed services, cloud, and professional services – while the TS backlog of $13 million represents several million dollars in potential profit.

Overall, our entire CSPi team continues to execute in a challenging business environment, and I believe our methodical approach enabled us to expand gross margin and achieve profitability compared to the year-ago quarter.  This was accomplished despite the ongoing supply chain issues  hampering our ability to receive components and deliver finished product to our customers.

We believe our backlog represents an undervalued asset, and the fact that we have not lost a single contract reflects the value customers place on our products and services. We also increased the pace of new customers for our newest products, ARIA and UCaaS, and I believe the growing pipeline will allow us to accelerate customer adoption during the second half of fiscal 2022 and well into fiscal 2023. We also leveraged our strong balance sheet during the quarter and repurchased approximately 13,000 shares of our common stock. With an average price per share of $7.81, we believe it is deeply undervalued and does not reflect our progress, long-term growth, and profitability outlook, not to mention the current cash position on a per share basis.”

Fiscal Year 2022 Second Quarter Results

Revenue for the fiscal 2022 second quarter was $12.0 million compared to $14.1 million in the year-ago fiscal second quarter. Gross profit for the fiscal second quarter was $4.2 million, or 35% of sales, compared with $4.4 million, or 31% of sales in the year-ago fiscal second quarter. The Company reported net income of $156,000 in the fiscal second quarter, or $0.03 per diluted share, compared with a net loss of $(847,000), or $(0.20) per  share for the fiscal second quarter of fiscal 2021.

Exhibit 99.1

The Company had cash and cash equivalents of $20.3 million as of March 31,2022 which was an increase of $1 million from the prior quarter. Due to the Company’s prudent expense controls and rising demand for the Company's new products and services, management believes it has the resources to execute the multi-year growth strategy of transforming to a cybersecurity, wireless and managed services company. During the fiscal second quarter ended March 31, 2022, the Company utilized the stock repurchase program and repurchased approximately 13,000 shares of its common stock.

Fiscal Year 2022 Six Month Results

Revenue for the fiscal six months ended March 31, 2022, was $24.4 million compared with revenue of $25.5 million in same prior year period. Gross profit for the fiscal six months ended March 31, 2022, was $7.8 million, or 32.1% of sales compared with $7.7 million, or 30.4% of sales, reflecting a more favorable product mix. The Company reported a net loss of $(210,000) and $(0.05) per share in the fiscal six months ended March 31, 2022, compared with net income of $304,000, or $0.07 per diluted share for the fiscal six months ended March 31, 2021. The 2021 fiscal first six months includes a gain on debt extinguishment of the Paycheck Protection Plan SBA Loans at the TS and HPP segment totaling $2.2 million, which was established as part of the CARES Act loan.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 266-342-8591 or 203-518-9713 and use the Conference ID: CSPQ222 when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include; but are not limited to, in addition, our backlog increasing to over $17 million, growing pipeline will allow us to accelerate customer adoption during the second half of fiscal 2022 and well into fiscal 2023, and management believes it has the resources to execute the multi-year growth strategy of transforming to a cybersecurity, wireless and managed services company. As such, we believe we have a substantial opportunity ahead of us as our fiscal year unfolds, we continue to weather the COVID-19 impacts, supply chain issues have affected the timing of our sales and there is no short solution to this world-wide problem as disclosed daily in the world media and with a solid balance sheet we believe we have the resources

Exhibit 99.1

to manage the business and are positioned to execute our operating strategies when our target customers are able to introduce new solutions into their operations.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2022	September 30, 2021
	(Unaudited)
Assets
Current assets:
Cash and short-term investments	$20,332	$20,007
Accounts receivable, net	17,331	18,698
Inventories	4,055	3,989
Other current assets	5,362	6,340
Total current assets	47,080	49,034
Property, equipment and improvements, net	782	764
Operating lease right-of-use assets	1,041	1,358
Long-term receivable	5,344	7,522
Other assets	4,183	4,296
Total assets	$58,430	$62,974

Liabilities and Shareholders’ Equity
Current liabilities	$14,681	$17,827
Pension and retirement plans	3,681	4,097
Operating lease liabilities	583	821
Notes payable	438	876
Other non-current liabilities	4,900	5,307
Shareholders’ equity	34,147	34,046
Total liabilities and shareholders’ equity	$58,430	$62,974

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021
Sales:
Product	$8,217	$10,976	$16,937	$19,384
Services	3,764	3,112	7,413	6,092
Total sales	11,981	14,088	24,350	25,476

Cost of sales:
Product	6,265	8,553	13,542	15,502
Services	1,516	1,167	2,994	2,228
Total cost of sales	7,781	9,720	16,536	17,730

Gross profit	4,200	4,368	7,814	7,746

Operating expenses:
Engineering and development	717	762	1,344	1,491
Selling, general and administrative	3,507	3,727	6,890	6,913
Total operating expenses	4,224	4,489	8,234	8,404

Operating loss	(24)	(121)	(420)	(658)

Other income (expense), net	185	(3)	227	1,795

Income (loss) before income taxes	161	(124)	(193)	1,137

Income tax expense	5	723	17	833

Net income (loss)	$156	$(847)	$(210)	$304
Net income (loss) attributable to common stockholders	$148	$(847)	$(210)	$289

Net income (loss) per share – basic	$0.03	$(0.20)	$(0.05)	$0.07
Weighted average shares outstanding – basic	4,274	4,158	4,237	4,117

Net income (loss) per share – diluted	$0.03	$(0.20)	$(0.05)	$0.07
Weighted average shares outstanding – diluted	4,285	4,158	4,237	4,202